Exhibit 99.1

                                NORTH BAY BANCORP

                                  PRESS RELEASE


February 9, 2001


The Board of Directors of North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, has declared a 5% stock dividend and a $.20 per share cash dividend for shareholders of record as of March 1, 2001. Both dividends are payable on March 20, 2001.

President & CEO Terry Robinson noted that this marks the second consecutive year that North Bay Bancorp has paid a 5% stock dividend and a $.20 per share cash dividend. Prior to forming the holding company, The Vintage Bank paid 5% stock dividends for nine consecutive years and a cash dividend for five consecutive years.

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.


--------------------------------------------------------------------------------
Questions  regarding this press release should be directed to Terry L. Robinson,
(707) 258-3969.